Exhibit 99.1
Tyler Technologies Reports Earnings
For Fourth Quarter 2010
DALLAS — February 23, 2011 — Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended December 31, 2010. Tyler reported total revenue of $72.4 million and net income of $7.2 million, or $0.21 per diluted share. In the same quarter last year, the Company had revenue of $74.2 million and net income of $6.7 million, or $0.18 per diluted share. Gross margin increased 20 basis points to 45.0 percent compared to 44.8 percent in the year-ago quarter.
Recurring software revenue from maintenance and subscriptions was $40.5 million in the fourth quarter of 2010, an increase of 9.8 percent compared to the fourth quarter of 2009, and comprised 55.9 percent of the quarter’s total revenue.
Free cash flow for the quarter was $7.4 million (cash provided by operating activities of $8.1 million minus capital expenditures of $733,000), compared to $8.0 million (cash provided by operating activities of $11.7 million minus capital expenditures of $3.7 million) in the fourth quarter of last year. EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.3 million in the fourth quarter of 2010, compared to $13.4 million in the prior-year quarter.
Total backlog was $281.4 million at December 31, 2010, compared to $253.8 million at September 30, 2010 and $233.1 million at December 31, 2009. Software-related backlog (excluding appraisal services) was $248.2 million compared to $209.7 million at December 31, 2009.
Tyler ended the fourth quarter of 2010 with $4.3 million in cash and investments and $115.2 million of availability under its $150.0 million revolving line of credit. During the fourth quarter, Tyler repurchased approximately 209,000 shares of its common stock at an average price of $20.30 per share. For the year ending December 31, 2010, Tyler repurchased approximately 3.6 million shares of its common stock at an average price of $18.49 per share. As of December 31, 2010, Tyler is authorized to repurchase up to 2.7 million additional shares.
“Considering the broader economic conditions and challenging market environment, Tyler had a reasonably solid fourth quarter,” said John Marr Jr., Tyler’s president and chief executive officer. “We have experienced several quarters of softness in the new-business market, with longer sales and implementation cycles and less predictable timetables for purchasing decisions. As a result, software license and software services revenues declined from 2009 levels in each quarter of 2010. However, these declines have been largely offset by strong year-over-year growth in recurring revenues from subscriptions, which rose 35.6 percent, and maintenance which grew almost 9 percent.
“We signed a number of large contracts in the fourth quarter, including our largest software as a service (SaaS) contract to date. A number of these deals had been in the new business pipeline for an extended time, highlighting the inconsistent and unpredictable timing of new bookings that we continue to experience from quarter to quarter. Tyler finished the year with record total backlog of signed contracts, which increased nearly 21 percent from the end of 2009. Because of the growth in our subscription-based offerings, as well as a higher proportion of contracts being accounted for under percentage-of-completion accounting, a larger percentage of our 2010 year-end backlog is expected to be recognized beyond one year from now.
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Tyler Technologies Reports Earnings
For Fourth Quarter 2010
February 23, 2011

“We begin 2011 with confidence in the long-term business prospects for Tyler,” said Mr. Marr. “As we did throughout 2010, we invested aggressively in product development during the fourth quarter, with an 11.8 percent increase in net research-and-development expense. We believe that our competitive position is stronger than ever and that we are well-positioned to take advantage of an eventual return to a stronger economic environment. However, until we see signs of sustained improvement, we expect that the new-business environment in 2011 will continue to be both challenging and unpredictable, and that growth will again come primarily from recurring revenues.”
Annual Guidance for 2011
Total revenues for 2011 are currently expected to be in the range of $306 million to $312 million. Tyler expects that diluted earnings per share will be approximately $0.74 to $0.79. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $6.5 million, or $0.15 per share after taxes. The Company currently estimates that its effective tax rate for 2011 will be approximately 38.3 percent. Tyler expects that capital expenditures for the year will be between $5.0 million and $5.5 million and that depreciation and amortization expense will be between $10.5 million and $11.0 million.
Tyler Technologies will hold a conference call on Thursday, February 24 at noon Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 723-9522 (U.S. callers) and (719) 325-4744 (international callers), and reference confirmation code 7836562 when prompted. A replay will be available two hours after the completion of the call through March 3, 2011. To access the replay, please dial (888) 203-1112 (U.S. callers) and (719) 457-0820 (international callers) and reference passcode 7836562. The live webcast and archived replay can also be accessed at www.tylertech.com.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, the Caribbean and the United Kingdom. Forbes Magazine named Tyler as one of “America’s 200 Best Small Companies” for three consecutive years. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to

Tyler Technologies Reports Earnings
For Fourth Quarter 2010
February 23, 2011

generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
###
(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
11-xx

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Software licenses	$8,469	$11,296	$34,913	$42,131
Subscriptions	6,218	4,487	23,298	17,181
Software services	16,060	19,460	68,340	80,405
Maintenance	34,298	32,406	135,655	124,512
Appraisal services	5,742	4,102	20,554	18,740
Hardware and other	1,652	2,466	5,868	7,317

Total revenues	72,439	74,217	288,628	290,286

Cost of revenues:
Software licenses	985	1,365	3,456	5,440
Acquired software	398	369	1,592	1,411
Software services, maintenance and subscriptions	33,901	34,679	138,085	137,199
Appraisal services	3,468	2,307	12,910	11,518
Hardware and other	1,071	2,258	4,268	5,955

Total cost of revenues	39,823	40,978	160,311	161,523

Gross profit	32,616	33,239	128,317	128,763

Selling, general and administrative expenses	17,143	18,507	69,480	70,115
Research and development expense	3,478	3,112	13,971	11,159
Amortization of customer and trade name intangibles	806	671	3,225	2,705

Operating income	11,189	10,949	41,641	44,784
Other expense, net	(1,030)	(27)	(1,742)	(146)

Income before income taxes	10,159	10,922	39,899	44,638
Income tax provision	2,949	4,266	14,845	17,628

Net income	$7,210	$6,656	$25,054	$27,010

Earnings per common share:
Basic	$0.22	$0.19	$0.74	$0.77

Diluted	$0.21	$0.18	$0.71	$0.74

EBITDA (1)	$13,306	$13,381	$51,572	$54,265

Weighted average common shares outstanding:
Basic	32,285	35,062	34,075	35,240
Diluted	33,895	36,600	35,528	36,624

(1)	Reconciliation of EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income	$7,210	$6,656	$25,054	$27,010
Amortization of customer and trade name intangibles	806	671	3,225	2,705
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	1,905	1,761	7,563	6,792
Interest expense included in other expense, net	436	27	885	130
Income tax provision	2,949	4,266	14,845	17,628

EBITDA	$13,306	$13,381	$51,572	$54,265

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$2,114	$9,696
Restricted cash equivalents	—	6,000
Short-term investments available-for-sale	25	50
Accounts receivable, net	81,860	81,245
Other current assets	11,344	9,358
Deferred income taxes	3,106	3,338

Total current assets	98,449	109,687

Accounts receivable, long-term portion	1,231	1,018
Property and equipment, net	34,851	35,750
Non-current investments available-for-sale	2,126	1,976

Other assets:
Goodwill and other intangibles, net	125,138	122,029
Other	2,237	210

Total assets	$264,032	$270,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$22,059	$30,137
Deferred revenue	102,590	99,116

Total current liabilities	124,649	129,253

Revolving line of credit	26,500	—
Deferred income taxes	5,911	7,059
Shareholders’ equity	106,972	134,358

Total liabilities and shareholders’ equity	$264,032	$270,670

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve months ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$25,054	$27,010
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	10,788	9,497
Share-based compensation expense	6,132	5,045
Provision for losses-accounts receivable	1,161	1,538
Excess tax benefit from exercise of share-based arrangements	(2,000)	(1,125)
Deferred income taxes	(959)	(1,730)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(4,826)	2,706

Net cash provided by operating activities	35,350	42,941

Cash flows from investing activities:
Proceeds from sales of investments	75	2,500
Cost of acquisitions, net of cash acquired	(9,661)	(2,934)
Additions to property and equipment	(4,930)	(12,352)
Decrease (increase) in restricted investments	6,000	(918)
(Increase) decrease in other	(178)	46

Net cash used by investing activities	(8,694)	(13,658)

Cash flows from financing activities:
Increase (decrease) in net borrowings on revolving line of credit	26,500	(8,000)
Purchase of treasury shares	(65,793)	(18,263)
Contributions from employee stock purchase plan	1,901	1,494
Proceeds from exercise of stock options	3,181	2,295
Debt issuance costs	(2,027)	—
Excess tax benefit from exercise of share-based arrangements	2,000	1,125

Net cash used by financing activities	(34,238)	(21,349)

Net (decrease) increase in cash and cash equivalents	(7,582)	7,934
Cash and cash equivalents at beginning of period	9,696	1,762

Cash and cash equivalents at end of period	$2,114	$9,696